EX-4.1

                  FIRST AMENDMENT TO THE ANHEUSER-BUSCH
             DEFERRED INCOME STOCK PURCHASE AND SAVINGS PLAN
             AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1996


   Effective as of April 1, 1996, Anheuser-Busch Companies, Inc. (the "Company") amended and restated the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan ("the Plan"). The Company reserved the right to further amend the Plan from time to time and hereby amends the Plan as follows:

   1.    SECTION 2.17 OF THE PLAN IS AMENDED BY ADDING TO THE END
OF SUCH SECTION, THE FOLLOWING:

   An individual who is not classified by his Participating Employer as a common law employee, but who for some other purpose is found or deemed to be a common law employee of a Participating Employer, shall not be an "Employee" for purposes of this Plan notwithstanding such finding or determination.

   2.     SUBSECTION (b) OF SECTION 3.1 IS HEREBY AMENDED BY
ADDING TO THE END OF SUCH SUBSECTION, THE FOLLOWING:

   In addition, an individual who is not classified by his Participating Employer as an Employee, but who for some other purpose is nonetheless found or deemed to be an employee of the Participating Employer, shall not be eligible to participate in the Plan.

   IN WITNESS WHEREOF, the Company has executed this Amendment by and through its authorized agent this 25th day of March, 1997,
                                      ----        ------
effective as of January 1, 1997.

ANHEUSER-BUSCH COMPANIES, INC.



By:  /s/ Jacquelyn G. Johnson
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     Jacquelyn G. Johnson
     Chair, Administrative Committee